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MONSANTO COMPANY NAMES PIERRE COURDUROUX SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

20-Year Company Veteran to Assume Position on January 1, 2011

ST. LOUIS (Dec. 22, 2010) – The Board of Directors of Monsanto Company (NYSE: MON) today announced that Pierre Courduroux, 45, will be appointed as the company’s new Senior Vice President and Chief Financial Officer effective on Jan. 1, 2011.  Courduroux currently serves as Monsanto’s finance lead for its global business operations.
“For more than 20 years, Pierre has been a valuable asset to Monsanto and our finance organization,” said Hugh Grant, chairman, president and chief executive officer of Monsanto.  “Pierre understands our business, has proven financial expertise, and applies that to executing on our strategic vision.  His leadership will provide a key anchor as Monsanto focuses on the operational implementation that will drive the growth in this company over the long term.”
A native of Clermont-Ferrand, France, Courduroux joined the former Monsanto Company in 1990.  During his career, Courduroux has served in a variety of leadership positions throughout Monsanto’s finance organization and across its global operating businesses.
“It was clear to me and the Board that of all of the candidates, Pierre’s financial skill and leadership capability was the right combination for our business,” said Grant. “Monsanto will benefit from his global business experience and financial insight.”
Courduroux recently assumed responsibility for the global finance organization across the company’s crop protection and seeds-and-traits divisions. In this role, he also was responsible for establishing processes in conjunction with the controller’s function, treasury, tax, Sarbanes-Oxley compliance, risk management and investment decisions for the world’s leading agriculture business.
Prior to this role, he served as the Chief Financial Officer for Monsanto’s global vegetable business, where he was instrumental in the acquisition of the De Ruiter Seeds business. He also has served in senior finance positions within the areas of corporate strategy, corporate planning, controllership, as well as business operations in Europe and Africa.
Courduroux holds a business degree with a major in finance from the Ecole Supérieure de Commerce de Lyon, which is located in Lyon, France. He also holds an Executive Masters of Business Administration from Washington University in St. Louis.  Courduroux and his family live in St. Louis.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.
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Note to Editors:  Please visit http://www.monsanto.com/whoweare/Pages/Pierre-Courduroux-bio.aspx  for a bio and photo.